UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 18, 2011
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Hinkley Natural Gas Compressor Station

As previously disclosed, Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, is legally responsible for remediating groundwater contamination caused by hexavalent chromium used in the past at the Utility’s natural gas compressor station located near Hinkley, California.  The Utility is also required to take measures to abate the effects of the contamination on the environment. The Utility’s remediation and abatement efforts are subject to the regulatory authority of the California Regional Water Quality Control Board, Lahontan Region (“Water Board”).  For several years the Utility has been working with the Water Board to implement interim remedial measures to both reduce the mass of the underground plume of hexavalent chromium and to monitor and control movement of the plume.  In addition, the Utility has been providing bottled water to affected residents as part of the Utility’s abatement efforts.

On October 11, 2011, the Water Board issued an amended cleanup and abatement order to require the Utility to provide an interim and permanent replacement water system for all properties served by “impacted” domestic and community wells located near the underground plume of hexavalent chromium.  The order defines “impacted wells” to include wells that have levels of hexavalent chromium above the naturally occurring background level in that area of 3.1 parts per billion (“ppb”).  In addition, “impacted wells” may include some additional wells that test at levels below 3.1 ppb and above the recently issued California public health goal of 0.02 ppb (even though the Water Board order notes that currently available testing methods can only detect levels of 0.06 ppb and above.)  The order requires the Utility to propose a method to perform an initial and quarterly evaluation of every domestic and community well in the affected area to determine if detectable levels of hexavalent chromium between the background level and the public health goal of 0.02 ppb represent background conditions, or are more likely than not, partially or completely, caused by the Utility’s discharge of waste.

During September 2011 the Utility submitted additional information to the Water Board about potential final remediation measures.  One of these measures involves using groundwater that has been pumped from extraction wells to irrigate agricultural land.  The irrigation causes a chemical process to occur by which the hexavalent chromium is reduced to trivalent chromium, a nontoxic form of chromium.  In an order issued on September 23, 2011, the Water Board determined that the use of this agricultural method as a final remediation measure for areas where hexavalent chromium levels exceed the California drinking water standard of 50 ppb is subject to waste discharge permit requirements.  The Water Board stated that it anticipates it will consider certification of the final environmental impact report (“EIR”) and the adoption of the general permit establishing the applicable waste discharge requirements in July 2012.  The Water Board has indicated that it anticipates releasing a preliminary draft of the EIR for discussion in late 2011.  The Utility expects that it will incur additional costs to comply with the waste discharge permit requirements to be established by the Water Board.

At June 30, 2011, the Utility had recorded a provision of $54 million for the undiscounted future costs it could incur for remediation and abatement activities at the Hinkley site.  PG&E Corporation and the Utility expect that the matters discussed above, including recent Water Board actions, additional information on the range of alternative remedial measures, and the costs to comply with increasing regulatory requirements will result in a material increase in the provision.  Actual costs will depend on many factors, including the extent of the groundwater chromium plume, the levels of hexavalent chromium used as the standard for remediation, and the scope of the requirement to provide a permanent water replacement system.  The Utility is unable to recover remediation costs for the Hinkley site through customer rates.  As a result, increases to the Utility’s provision for its remediation liability will impact PG&E Corporation’s and the Utility’s financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: October 18, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: October 18, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary